EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of PEDEVCO Corp. (the “Company”) for the year ended December 31, 2023 (including, but not limited to, the notes to the financial statements included therein) (the “Annual Report”).

We further consent to the inclusion and use in the Annual Report of our report dated January 9, 2024, entitled “PEDEVCO Corp. Interests – Various Oil and Gas Properties in Colorado, New Mexico and Wyoming – Total Proved Reserves as of December 31, 2023”  (the “Report”), and the information from our Report contained in the Annual Report, the incorporation by reference of the Report in the Annual Report, and the filing of the Report as Exhibit 99.1 to the Annual Report.

We also consent to the incorporation by reference in the (a) Registration Statement of the Company on Form S-8 (File No. 333-227566), (b) Registration Statement of the Company on Form S-8 (as amended)(File No. 333-192002), (c) Registration Statement of the Company on Form S-8 (File No. 333-201098), (d) Registration Statement of the Company on Form S-8 (File No. 333-207529), (e) Registration Statement of the Company on Form S-8 (File No. 333-215349), (f) Registration Statement of the Company on Form S-8 (File No. 333-222335), (g) Registration Statement of the Company on Form S-8 (File No. 333-233525), and (h) Registration Statement of the Company on Form S-8 (File No. 333-259248), of the Report and all references to our firm and the information from our Report.

Cawley, Gillespie & Associates, Inc. Texas Registered Engineering Firm F-693

By:
	Name:	W. Todd Brooker
	Title:	President

Cawley, Gillespie & Associates, Inc. 13640 Briarwick Drive, Suite 100 Austin, Texas 78729 March 15, 2024